Exhibit 99.1

Impax Announces Successful Completion of Consent Solicitation with Respect to its 2.00% Convertible Senior Notes due 2022

HAYWARD, Calif., November 6, 2017 – Impax Laboratories, Inc. (NASDAQ: IPXL), a specialty pharmaceutical company (“Impax” or the “Company”), announced today that it has received the consents necessary to amend and insert certain provisions (such amendments and insertions collectively referred to herein as the “Proposed Amendments”) in the indenture dated as of June 30, 2015 (the “Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), governing its 2.00% Convertible Senior Notes due 2022 (the “Notes”).

In connection with its proposed combination with Amneal Pharmaceuticals LLC (“Amneal”) pursuant to the transactions (the “Transactions”) described in the Business Combination Agreement (the “Business Combination Agreement”) among the Company, Atlas Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdco”), K2 Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco, and Amneal, the Company launched a consent solicitation with respect to the Notes (the “Consent Solicitation”) on October 30, 2017, seeking consents from holders of the Notes to the Proposed Amendments. The Proposed Amendments (a) amend a covenant in the Indenture relating to the Company’s corporate existence to permit the conversion of the Company into a limited liability company or other organizational form, (b) amend the Indenture to permit the Company to satisfy its reporting requirements to holders of the Notes by providing reports of any parent entity, (c) add a provision to the Indenture requiring the Company to make and consummate a tender offer for the Notes at par plus accrued interest after, and subject to the occurrence of, the Closing (as defined in the Business Combination Agreement), and (d) add a provision to the Indenture to expressly permit the consummation of the Transactions.

Pursuant to Section 6.19 of the Business Combination Agreement, Impax was required to use its reasonable best efforts to commence the Consent Solicitation upon the request of Amneal. Impax commenced the Consent Solicitation upon the request of Amneal.

The Company received the consents of holders of 98.6% of the aggregate principal amount of the Notes on or prior to 5:00 p.m., New York City time, on November 6, 2017 (such time and date, the “Expiration Date”). As a result, the Company and the Trustee entered into the First Supplemental Indenture, dated as of November 6, 2017, which gave effect to the Proposed Amendments (the “Supplemental Indenture”). The Proposed Amendments will become operative upon payment of the Consent Payment described in the following paragraph. If the Consent Payment is not paid pursuant to the Consent Solicitation, the Proposed Amendments will be deemed to be revoked retroactively to the date of the Supplemental Indenture.

The Company will make or cause to be made to consenting holders of Notes an aggregate cash payment equal to $3,750,000, representing the aggregate consent payment (the “Consent Payment”). The Consent Payment for the Consent Solicitation is an amount, per $1,000 principal amount of Notes for which a holder has validly delivered (on or prior to the Expiration Date) and not validly revoked its consent, equal to the product of $6.25 multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding at the Expiration Date and the denominator of which is the aggregate principal amount of Notes for which holders have validly delivered and not validly revoked consents. The Consent Payment will be approximately $6.34 per $1,000 principal amount based on the amount of Notes in respect of which consents were validly delivered and not validly revoked in the Consent Solicitation. The Consent Payment is expected to be paid no later than the third business day after the Closing (as defined in the Business Combination Agreement). Holders who deliver their consents after the Expiration Date will not receive the Consent Payment.

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Global Bondholder Services Corporation acted as the Information and Tabulation Agent for the Consent Solicitation. Questions or requests for assistance related to the Consent Solicitation may be directed to Global Bondholder Services Corporation at +1 (866) 794-2200 (toll free) or (212) 430-3774 (collect). The Company retained RBC Capital Markets, LLC as solicitation agent with respect to the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to RBC Capital Markets, LLC at +1 (877) 381-2099 (toll free) or +1 (212) 618-7843 (collect).

This press release is for informational purposes only. This press release does not constitute a solicitation of consents in relation to any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable federal securities or blue sky laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described or otherwise referred to in this press release.

About Impax

Impax is a specialty pharmaceutical company that focuses on developing, manufacturing, marketing and distributing generic and branded pharmaceutical products. Impax has two reportable segments, referred to as “Impax Generics” and “Impax Specialty Pharma.” The Impax Generics division focuses on a broad range of therapeutic areas, including products having technically challenging drug-delivery mechanisms or unique product formulations. In addition to developing solid oral dosage products, the Impax Generics division’s portfolio includes alternative dosage form products, primarily through alliance and collaboration agreements with third parties. Impax’s Impax Specialty Pharma division is focused on the development and promotion, through its specialty sales force, of proprietary branded pharmaceutical products for the treatment of central nervous system disorders and other select specialty segments.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions that the Company believes are reasonable but are not guarantees of future events and results. Actual future events and results of the Company may differ materially from those expressed in these forward-looking statements as a result of a number of factors, including those described in filings by the Company with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

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